Griffon Corporation Announces Second Quarter Results

NEW YORK, NEW YORK, April 29, 2021 – Griffon Corporation (“Griffon” or the “Company”) (NYSE:GFF) today reported results for the second quarter of fiscal 2021 ended March 31, 2021.

Consolidated revenue for the second quarter totaled $634.8 million, a 12% increase compared to the prior year quarter revenue of $566.4 million.

Net income totaled $17.1 million, or $0.32 per share, compared to $0.9 million, or $0.02 per share, in the prior year quarter. Current year adjusted net income was $25.4 million, or $0.48 per share, compared to $10.1 million, or $0.23 per share, in the prior year quarter, a 109% increase (see reconciliation of Net income to Adjusted net income for details).
Adjusted EBITDA for the second quarter was $67.8 million, increasing 41% from the prior year quarter of $48.0 million. Unallocated amounts excluding depreciation (primarily corporate overhead) in each of the second quarter of 2021 and 2020 was $11.9 million. Adjusted EBITDA excluding unallocated amounts totaled $79.7 million in the second quarter of 2021, increasing 33% from the prior year of $59.9 million. Adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization, restructuring charges, loss from debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (see reconciliation of Adjusted EBITDA to Income before taxes).
Ronald J. Kramer, Chairman and Chief Executive Officer, commented, “Our excellent performance in the fiscal second quarter is a result of our continued operating improvement and robust demand for our diverse portfolio of leading brands and essential products. Our team is poised to deliver further improvements in the years ahead as we optimize our businesses through strategic initiatives. Griffon is well-positioned to continue delivering long term shareholder value.”

Segment Operating Results
Consumer and Professional Products ("CPP")
CPP revenue in the current quarter totaling $331.9 million increased 21% compared to the prior year period, primarily due to increased volume of 17%, driven by continued consumer demand across all geographies, primarily for outdoor decor, landscaping and home organization products, and a favorable foreign currency impact of 4%.

CPP Adjusted EBITDA in the second quarter was $37.4 million, increasing 50% from the prior year quarter primarily from increased revenue noted above and a favorable foreign currency impact of 8%, partially offset by increased distribution and material costs, and COVID-19 related inefficiencies.

Strategic Initiative

In November 2019, Griffon announced the development of a next-generation business platform for CPP to enhance the growth, efficiency, and competitiveness of its U.S. operations, and on November 12, 2020,

Griffon announced the broadening of this strategic initiative to include additional North American facilities, the AMES UK and Australia businesses, and a manufacturing facility in China.

The expanded focus of this initiative leverages the same three key development areas being executed within our U.S. operations. First, certain AMES global operations will be consolidated to optimize facilities footprint and talent. Second, strategic investments in automation and facilities expansion will be made to increase the efficiency of our manufacturing and fulfillment operations, and support e-commerce growth. Third, multiple independent information systems will be unified into a single data and analytics platform, which will serve the whole AMES global enterprise.

Expanding the roll-out of the new business platform from our AMES U.S. operations to include AMES’ global operations will extend the duration of the project by one year, with completion now expected by the end of calendar year 2023. When fully implemented, these actions will result in annual cash savings of $30 million to $35 million and a reduction in inventory of $30 million to $35 million, both based on fiscal 2020 operating levels.

The cost to implement this new business platform, over the duration of the project, will include one-time charges of approximately $65 million and capital investments of approximately $65 million. The one-time charges are comprised of $46 million of cash charges, which includes $26 million of personnel-related costs such as training, severance, and duplicate personnel costs as well as $20 million of facility and lease exit costs. The remaining $19 million of charges are non-cash and are primarily related to asset write-downs.

During the six months ended March 31, 2021 and 2020, CPP incurred pre-tax restructuring and related exit costs approximating $10.6 million and $9.5 million, respectively. During the six months ended March 31, 2021, cash charges totaled $7.9 million and non-cash, asset-related charges totaled $2.7 million; the cash charges included $1.1 million for one-time termination benefits and other personnel-related costs and $6.8 million for facility exit costs. During the six months ended March 31, 2020, cash charges totaled $4.8 million and non-cash, asset-related charges totaled $4.7 million; the cash charges included $3.8 million for one-time termination benefits and other personnel-related costs and $1.1 million for facility exit costs.

Home and Building Products ("HBP")

HBP revenue in the current quarter totaling $242.8 million increased 16% from the prior year quarter, driven by increased volume.

HBP Adjusted EBITDA in the current quarter was $40.1 million, increasing 31% compared to the prior year quarter. EBITDA benefited from increased revenue noted above and volume related benefits on absorption, partially offset by increased material costs and COVID-19 related inefficiencies.

Defense Electronics ("DE")
DE revenue in the current quarter totaled $60.2 million, decreasing 26% from the prior year quarter. The prior year results include revenue from the SEG business of $7.5 million. Excluding the divestiture of SEG from prior year results, revenue decreased $14.0 million, or 19%. The decrease was driven by reduced volume due to the timing of work performed and deliveries on Communication and Surveillance programs.

DE Adjusted EBITDA in the current quarter was $2.2 million, decreasing 48% from the prior year quarter, driven by the reduced revenue noted above and cost growth on Surveillance programs, partially offset by the reduced headcount related to the reduction in force that occurred in the first quarter.

Contract backlog was $353.9 million at March 31, 2021 compared to $320.2 million at March 31, 2020 (excludes $11.5 million of SEG related backlog) with 65% expected to be fulfilled in the next 12 months. Backlog was approximately $370.0 million at September 30, 2020 (excludes approximately $10.0 million of SEG related backlog). During the current quarter and year-to-date periods, DE was awarded several new contracts and received incremental funding on existing contracts approximating $25 million and $105 million (excludes $5.5 million of SEG awards from the first quarter), respectively; the trailing twelve month book-to-bill ratio was 1.1.

Taxes
The Company reported pretax income for the quarters ended March 31, 2021 and 2020, respectively, and recognized tax provisions of 38.6% and 69.4%, respectively. Excluding all items that affect comparability, the effective tax rates for the quarters ended March 31, 2021 and 2020 were 30.0% and 35.9%, respectively. The current year-to-date effective tax rate was 30.5% and the rate excluding all items that affect comparability was 31.1%.

Balance Sheet and Capital Expenditures
At March 31, 2021, the Company had cash and equivalents of $175.6 million and total debt outstanding of $1.06 billion, resulting in a net debt position of $0.9 billion. Borrowing availability under the revolving credit facility was $363.1 million subject to certain loan covenants. Capital expenditures were $12.1 million for the quarter ended March 31, 2021.

Share Repurchases
As of March 31, 2021, Griffon had $58 million remaining under its Board of Directors authorized repurchase program. There were no purchases under these authorizations during the quarter ended March 31, 2021.

Conference Call Information
The Company will hold a conference call today, April 29, 2021, at 4:30 PM ET.

The call can be accessed by dialing 1-877-407-0792 (U.S. participants) or 1-201-689-8263 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 13719101. Participants are encouraged to dial-in at least 10 minutes before the scheduled start time.

A replay of the call will be available starting on Thursday, April 29, 2021 at 7:30 PM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International), and entering the conference ID number: 13719101. The replay will be available through Thursday, May 13, 2021 at 11:59 PM ET.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon's ability to achieve expected savings from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon's Telephonics Corporation supplies products, including as a result of defense budget cuts or other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost or lack of availability of raw materials such as resin, wood and steel, components or purchased finished goods, including the impact from tariffs; changes in customer demand or loss of a material customer at one of Griffon's operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy; the impact of COVID-19 on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers; Griffon's ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, tax law changes Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation
Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three reportable segments:

•CPP conducts its operations through AMES. Founded in 1774, AMES is the leading North American manufacturer and a global provider of branded consumer and professional tools and products for home storage and organization, landscaping, and enhancing outdoor lifestyles. CPP sells products globally through a portfolio of leading brands including True Temper, AMES, and ClosetMaid.

•HBP conducts its operations through Clopay. Founded in 1964, Clopay is the largest manufacturer and marketer of garage doors and rolling steel doors in North America.  Residential and commercial sectional garage doors are sold through professional dealers and leading home center retail chains throughout North America under the brands Clopay, Ideal, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the CornellCookson brand.

•Defense Electronics conducts its operations through Telephonics Corporation, founded in 1933, a globally recognized leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Managing Director
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311

Griffon evaluates performance and allocates resources based on operating results from continuing operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, loss from debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Adjusted EBITDA”, a non-GAAP measure). Griffon believes this information is useful to investors.

The following table provides operating highlights and a reconciliation of Adjusted EBITDA to Income before taxes:

(in thousands)	For the Three Months Ended March 31,		For the Six Months Ended March 31,
REVENUE	2021	2020	2021	2020
Consumer and Professional Products	$331,871	$274,912	$622,913	$515,988
Home and Building Products	242,811	209,829	493,292	451,210
Defense Electronics	60,150	81,609	127,918	147,590
Total consolidated net sales	$634,832	$566,350	$1,244,123	$1,114,788

ADJUSTED EBITDA
Consumer and Professional Products	$37,423	$25,027	$70,136	$46,953
Home and Building Products	40,060	30,635	88,429	71,336
Defense Electronics	2,220	4,248	7,805	8,723
Total	79,703	59,910	166,370	127,012
Unallocated amounts, excluding depreciation*	(11,922)	(11,947)	(23,949)	(23,889)
Adjusted EBITDA	67,781	47,963	142,421	103,123
Net interest expense	(15,527)	(16,561)	(31,172)	(32,511)
Depreciation and amortization	(15,883)	(15,719)	(31,149)	(31,544)
Loss from debt extinguishment	—	(6,690)	—	(6,690)
Restructuring charges	(7,562)	(3,104)	(18,362)	(9,538)
Acquisition costs	—	(2,960)	—	(2,960)
Gain (adjustment) on sale of SEG business	(949)	—	5,291	—
Income before taxes	$27,860	$2,929	$67,029	$19,880

DEPRECIATION and AMORTIZATION
Segment:
Consumer and Professional Products	$8,620	$8,222	$16,819	$16,453
Home and Building Products	4,379	4,668	8,720	9,468
Defense Electronics	2,734	2,676	5,410	5,320
Total segment depreciation and amortization	15,733	15,566	30,949	31,241
Corporate	150	153	200	303
Total consolidated depreciation and amortization	$15,883	$15,719	$31,149	$31,544
* Primarily Corporate Overhead

Griffon believes Free Cash Flow ("FCF", a non-GAAP measure) is a useful measure for investors because it portrays the Company's ability to generate cash from operations for purposes such as repaying debt, funding acquisitions and paying dividends.

The following table provides a reconciliation of Net cash used in operating activities to FCF:

	For the Six Months Ended March 31,
(in thousands)	2021	2020
Net cash used in operating activities	$(25,841)	$(60,843)
Acquisition of property, plant and equipment	(23,986)	(22,519)
Proceeds from the sale of property, plant and equipment	82	290
FCF	$(49,745)	$(83,072)

The following tables provide a reconciliation of Gross profit and Selling, general and administrative expenses for items that affect comparability for the three and six month periods ended March 31, 2021 and 2020:

(in thousands)	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2021	2020	2021	2020
Gross Profit, as reported	$170,316	$152,032	$340,488	$301,953
% of revenue	26.8%	26.8%	27.4%	27.1%
Adjusting items:
Restructuring charges	3,337	1,353	9,762	4,076
Gross Profit, as adjusted	$173,653	$153,385	$350,250	$306,029
% of revenue	27.4%	27.1%	28.2%	27.5%

(in thousands)	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2021	2020	2021	2020
Selling, general and administrative expenses, as reported	$126,827	126,467	248,384	244,265
% of revenue	20.0%	22.3%	20.0%	21.9%
Adjusting items:
Restructuring charges	(4,225)	(1,751)	(8,600)	(5,462)
Acquisition costs	—	(2,960)	—	(2,960)
Selling, general and administrative expenses, as adjusted	$122,602	$121,756	$239,784	$235,843
% of revenue	19.3%	21.5%	19.3%	21.2%

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,		Six Months Ended March 31,
	2021	2020	2021	2020
Revenue	$634,832	$566,350	$1,244,123	$1,114,788
Cost of goods and services	464,516	414,318	903,635	812,835
Gross profit	170,316	152,032	340,488	301,953

Selling, general and administrative expenses	126,827	126,467	248,384	244,265

Income from operations	43,489	25,565	92,104	57,688

Other income (expense)
Interest expense	(15,831)	(16,871)	(31,521)	(33,082)
Interest income	304	310	349	571
Gain (adjustment) on sale of business	(949)	—	5,291	—
Loss from debt extinguishment, net	—	(6,690)	—	(6,690)
Other, net	847	615	806	1,393
Total other expense, net	(15,629)	(22,636)	(25,075)	(37,808)

Income before taxes	27,860	2,929	67,029	19,880
Provision for income taxes	10,748	2,034	20,417	8,373
Net income	$17,112	$895	$46,612	$11,507
Basic earnings per common share	$0.34	$0.02	$0.92	$0.28
Basic weighted-average shares outstanding	50,838	41,565	50,717	41,369
Diluted earnings per common share	$0.32	$0.02	$0.88	$0.26
Diluted weighted-average shares outstanding	53,264	43,734	53,211	43,826
Dividends paid per common share	$0.08	$0.075	$0.16	$0.15

Net income	$17,112	$895	$46,612	$11,507
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	1,739	(16,471)	13,862	(10,001)
Pension and other post retirement plans	1,245	669	2,951	1,341
Change in cash flow hedges	1,791	968	1,103	667
Total other comprehensive income (loss), net of taxes	4,775	(14,834)	17,916	(7,993)
Comprehensive income, net	$21,887	$(13,939)	$64,528	$3,514

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	March 31, 2021	September 30, 2020
CURRENT ASSETS
Cash and equivalents	$175,564	$218,089
Accounts receivable, net of allowances of $9,594 and $8,505	399,193	340,546
Contract assets, net of progress payments of $20,449 and $24,175	75,000	84,426
Inventories	484,753	413,825
Prepaid and other current assets	55,705	46,897
Assets of discontinued operations	1,525	2,091
Total Current Assets	1,191,740	1,105,874
PROPERTY, PLANT AND EQUIPMENT, net	341,005	343,964
OPERATING LEASE RIGHT-OF-USE ASSETS	154,929	161,627
GOODWILL	446,365	442,643
INTANGIBLE ASSETS, net	357,506	355,028
OTHER ASSETS	27,440	32,897
ASSETS OF DISCONTINUED OPERATIONS	5,295	6,406
Total Assets	$2,524,280	$2,448,439

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$14,913	$9,922
Accounts payable	257,286	232,107
Accrued liabilities	151,091	163,994
Current portion of operating lease liabilities	30,685	31,848
Liabilities of discontinued operations	4,600	3,797
Total Current Liabilities	458,575	441,668
LONG-TERM DEBT, net	1,043,859	1,037,042
LONG-TERM OPERATING LEASE LIABILITIES	128,714	136,054
OTHER LIABILITIES	122,286	126,510
LIABILITIES OF DISCONTINUED OPERATIONS	6,415	7,014
Total Liabilities	1,759,849	1,748,288
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	764,431	700,151
Total Liabilities and Shareholders’ Equity	$2,524,280	$2,448,439

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Six Months Ended March 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$46,612	$11,507
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	31,149	31,544
Stock-based compensation	9,501	8,302
Asset impairment charges - restructuring	8,291	4,692
Provision for losses on accounts receivable	194	596
Amortization of debt discounts and issuance costs	1,349	2,267
Loss from debt extinguishment, net	—	6,690
Deferred income taxes	2,334	408
Loss (gain) on sale of assets and investments	151	(274)
Gain on sale of business	(5,291)	—
Change in assets and liabilities, net of assets and liabilities acquired:
Increase in accounts receivable and contract assets, net	(47,146)	(61,815)
Increase in inventories	(74,186)	(21,262)
(Increase) decrease in prepaid and other assets	271	(6,005)
Increase (decrease) in accounts payable, accrued liabilities, income taxes payable and operating lease liabilities	(1,470)	(38,053)
Other changes, net	2,400	560
Net cash used in operating activities	(25,841)	(60,843)
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(23,986)	(22,519)
Acquired businesses, net of cash acquired	(2,242)	(10,531)
Proceeds from sale of business, net	14,725	—
Investment purchases	(2,138)	—
Proceeds from the sale of property, plant and equipment	82	290
Other, net	27	—
Net cash used in investing activities	(13,532)	(32,760)
CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(8,678)	(7,349)
Purchase of shares for treasury	(2,909)	(7,479)
Proceeds from long-term debt	14,029	1,061,343
Payments of long-term debt	(7,573)	(939,071)
Financing costs	(571)	(13,176)
Other, net	(214)	83
Net cash provided by (used in) financing activities	(5,916)	94,351

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - continued
(in thousands)
(Unaudited)

	Six Months Ended March 31,
	2021	2020
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(1,512)	(1,994)
Net cash provided by investing activities	2,749	—

Net cash provided by (used in) discontinued operations	1,237	(1,994)
Effect of exchange rate changes on cash and equivalents	1,527	(2,107)
NET DECREASE IN CASH AND EQUIVALENTS	(42,525)	(3,353)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	218,089	72,377
CASH AND EQUIVALENTS AT END OF PERIOD	$175,564	$69,024

Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, loss from debt extinguishment, acquisition related expenses, discrete and certain other tax items, as well other items that may affect comparability, as applicable, a non-GAAP measure. Griffon believes this information is useful to investors. The following tables provides a reconciliation of Net income to Adjusted net income and Earnings per common share, a non-GAAP measure, to Adjusted earnings per common share:

(in thousands, except per share data)	For the Three Months Ended March 31,		For the Six Months Ended March 31,
	2021	2020	2021	2020
Net income	$17,112	$895	$46,612	$11,507

Adjusting items:
Loss from debt extinguishment	—	6,690	—	6,690
Restructuring charges	7,562	3,104	18,362	9,538
(Gain) adjustment on sale of SEG business	949	—	(5,291)	—
Acquisition costs	—	2,960	—	2,960
Tax impact of above items	(2,094)	(2,183)	(4,371)	(4,469)
Discrete and certain other tax provisions (benefits), net	1,913	(1,413)	(115)	(580)

Adjusted net income	$25,442	$10,053	$55,197	$25,646

Diluted earnings per common share	$0.32	$0.02	$0.88	$0.26

Adjusting items, net of tax:
Loss from debt extinguishment	—	0.12	—	0.12
Restructuring charges	0.11	0.07	0.26	0.16
(Gain) adjustment on sale of SEG business	0.01	—	(0.10)	—
Acquisition costs	—	0.05	—	0.05
Discrete and certain other tax provisions (benefits), net	0.04	(0.03)	—	(0.01)

Adjusted earnings per common share	$0.48	$0.23	$1.04	$0.59

Weighted-average shares outstanding (in thousands)	53,264	43,734	53,211	43,826

Note: Due to rounding, the sum of earnings per common share and adjusting items, net of tax, may not equal adjusted earnings per common share.